UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

April 21, 2014
____________________________

TANDY BRANDS ACCESSORIES, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-18927 (Commission File Number)	75-2349915 (IRS Employer Identification No.)

3631 West Davis, Suite A Dallas, Texas 75211 (Address of principal executive offices and zip code)

(214) 519-5200
(Registrant's telephone
number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.03	Bankruptcy or Receivership.

On March 11, 2014, an Involuntary Petition for bankruptcy (the “Involuntary Petition”), entitled Tandy Brands Accessories, Inc. (Case No. 14-31252-bjh7), was filed against Tandy Brands Accessories, Inc. (the “Company”) by three creditors of the Company in the United States Bankruptcy Court for the Northern District of Texas.  The three creditors are Ocean Ken International, Ltd., Best Development Company and Ample Sources Industries Ltd.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on July 26, 2013, in connection with the refinancing of the Company’s senior credit facility, the Company issued unsecured, subordinated promissory notes to three vendors of the Company to finance unpaid accounts payables.  The aggregate principal amount of the three unsecured, subordinated promissory notes issued to the vendors was approximately $7.4 million and the notes contained varying payment terms.  The petitioning creditors have claimed in their Involuntary Petition that they have debts totaling approximately $10 million.

As previously disclosed in the Current Report on Form 8-K filed by the Company with the SEC on January 30, 2014, Salus Capital Partners, LLC (“Salus”), as lender, administrative agent and collateral agent under the Company’s senior secured credit agreement (the “Credit Agreement”), formally notified the Company in writing of one or more events of default under the Credit Agreement and provided the Company with a notification of disposition of collateral pursuant to which Salus has exercised certain rights available to it under the Security Agreements ancillary to the Credit Agreement and Article 9 of the Uniform Commercial Code, including disposition of collateral following default.  Per the notice, Salus undertook, through a series of private sales, dispositions of certain of the collateral under the Security Agreements (the “Transactions”).  This collateral included accounts, goods, equipment, inventory, fixtures, documents, instruments, chattel paper, letters of credit and letter of credit rights, investment property, securities, collateral, intellectual property, good will, general intangibles (including payment intangibles, deposit accounts and supporting obligations) and books and records related to the foregoing collateral.  Proceeds from such Transactions were applied against the outstanding obligations under the Credit Agreement.  In addition, in association with the Transactions, the Company sold its remaining inventory of Walmart mens’ and boys’ belts to Walmart.  After careful consideration of alternatives that were available, including extensive negotiations between the Company and Salus, the Company’s Board of Directors determined to grant the Company’s consent to the Transactions, which consent involved, among other things, waiver and/or agreement to the notice of the Transactions and a pledge of cooperation with Salus to effect the Transactions (the “Consent”).

On April 23, 2014, after careful consideration of the results of the Article 9 process, the disposition of certain additional assets during the pendency of the Involuntary Position pursuant to authority under Section 303(f) of the U.S. Bankruptcy Code, the remaining assets available for creditors, the costs associated with any further opposition to the Involuntary Petition and the outstanding obligations of the Company and its subsidiaries, the Company determined it would be advisable and in the best interests of its stakeholders to consent to the Involuntary Petition and the appointment of a trustee.  The Company anticipates that its senior lender will have been paid in full and amounts will be available to the Company’s unsecured creditors.  The Company does not anticipate any amounts will be available for distribution to the Company’s equity holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY BRANDS ACCESSORIES, INC.

Date: April 23, 2014	By:	/s/ Timothy D. Boates
Timothy D. Boates
Interim Chief Financial Officer and Chief Restructuring Officer